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                                                                    Exhibit 12.1

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                                                                           AmeriSource Health Corporation
                                                                         Ratio of Earnings to Fixed Charges
                                                                            (in thousands, except ratios)


                                                    Quarter Ended
                                                    December 31,                      Fiscal Year Ended September 30,
                                                    -------------     -----------------------------------------------------------
                                                         2000           2000        1999      1998 (1)        1997        1996
                                                    -------------     --------    --------    ----------     --------   ---------
Determination of earnings:

  Income before taxes and extraordinary items             $42,244     $159,700    $119,312    $   80,752     $ 82,186    $ 63,184

  Equity in net loss of unconsolidated affiliate              774          641         n/a           n/a          n/a         n/a

  Fixed charges (as calculated below)                      12,377       47,753      45,402        63,804       48,178      40,673
                                                          -------     --------    --------    ----------     --------    --------
             Total earnings as defined                    $55,395     $208,094    $164,714    $  144,556     $130,364    $103,857
                                                          =======     ========    ========    ==========     ========    ========
Fixed charges:

  Interest expense (2)                                    $10,876     $ 41,857    $ 39,690    $   58,179     $ 43,259    $ 37,273

  Estimated interest portion of rent expense                1,501        5,896       5,712         5,625        4,919       3,400
                                                          -------     --------    --------    ----------     --------    --------
                  Total fixed charges                     $12,377     $ 47,753    $ 45,402    $   63,804     $ 48,178    $ 40,673
                                                          =======     ========    ========    ==========     ========    ========

Ratio of earnings to fixed charges:                           4.5          4.4         3.6           2.3          2.7         2.6


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___________________
(1) The 1998 ratio has been negatively impacted by $7.8 million of Interest expense - adjustment of common stock put warrant to fair value, a non-cash charge further described in Note 5 of Form 10-K for the Fiscal Year Ended September 30, 2000.

(2) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds and amortization of deferred financing fees.